Exhibit T3B.20

Company Reg. No. 556570-1181

ARTICLES OF ASSOCIATION

adopted at the extraordinary general meeting held on 17 April 2018.

§1 The name of the company is Intrum Intl AB

§2 The company’s board of directors shall have its seat in the municipality of Stockholm.

§3 The object of the company’s business is to manage, administer, finance and purchase accounts receivable and perform related services, and to own and manage real and movable property and securities, within and outside Sweden, as well as to conduct other activities compatible therewith.

§4 The company’s share capital shall be not less than SEK 100,000 and not more than SEK 400,000.

§5 The number of shares shall be not less than 1,000 and not more than 4,000.

§6 The Board of Directors shall consist of not less than one (1) and not more than nine (9) members, with or without not more than nine (9) alternate members.

§7 The company shall have one or two auditors with or without deputy auditors. An auditing firm may be appointed as auditor, specifying the auditor in charge.

§8 Notice of the meeting is given by e-mail or letter within the time specified in the Swedish Companies Act.

§9 The annual general meeting shall address the following matters.

1.	Election of the chairman of the general meeting

2.	Preparation and approval of the voting register

3.	Election of one or two persons to attest the minutes

4.	Determination of whether the meeting has been duly convened

5.	Approval of the agenda

6.	Presentation of the annual report and the auditor’s report, and, where applicable, the consolidated accounts and the consolidated auditor’s report

7.	Decision on

a)	adoption of the income statement and balance sheet and, where applicable, the consolidated income statement and consolidated balance sheet

b)	allocation of the company’s profit or loss according to the adopted balance sheet

c)	discharge from liability for the board members and the managing director, if any

8.	Determination of the remuneration of the board of directors and the auditors

9.	Election of the board of directors and, where applicable, auditors

10.	Other business to be brought before the general meeting in accordance with the Swedish Companies Act (2005:551) or the articles of association.

§10 The financial year is 1 January - 31 December.